                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.   1   )*
                                         ------


                                OzEmail Limited
-------------------------------------------------------------------------------
                               (Name of Issuer)


                               Sponsored ADR's
-------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                 692674104
-------------------------------------------------------------------------------
                               (CUSIP Number)



--------------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                              Page 1 of 8 Pages

CUSIP No. 692674104                   13G                 Page  2  of  8  Pages

-------------------------------------------------------------------------------
 (1) Name of Reporting Person.  S.S. or I.R.S. Identification No. of Above
     Person

         The TCW Group, Inc.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
         Nevada corporation
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                                                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                                                        -0-
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                                                    -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                                                    -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                    -0-
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                    / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
         0.0% (see response to Item 4)
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
                                  HC/CO
-------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 692674104                   13G                 Page  3  of  8  Pages

-------------------------------------------------------------------------------
 (1) Name of Reporting Person.  S.S. or I.R.S. Identification No. of Above
     Person

         Robert Day
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
         United States Citizen
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                                                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                                                        -0-
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                                                    -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                                                    -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                    -0-
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                    / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
         0.0% (see response to Item 4)
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
                                  HC/IN
-------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 4 of 8 Pages


Item 1(a).    Name of Issuer:

              OzEmail Limited

Item 1(b).    Address of Issuer's Principal Executive Offices:

              MDIS House
              39 Herbert Street
              St. Leonards 2065
              Sydney, Australia

Item 2(a).    Name of Persons Filing:
Item 2(b).    Address of Principal Business Office:
Item 2(c).    Citizenship:

              The TCW Group, Inc.
              865 South Figueroa Street
              Los Angeles, CA 90017
              (Nevada Corporation)

              Robert Day
              200 Park Avenue, Suite 2200
              New York, New York 10166
              (United States Citizen)

Item 2(d).    Title of Class of Securities:

              Sponsored ADR's

Item 2(e).    CUSIP Number:

              692674104

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                                                               Page 5 of 8 Pages


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

    (a)  [ ]  Broker or Dealer registered under Section 15 of the Act:

                   Not applicable

    (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act:

                   Not applicable

    (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the Act:

                   Not applicable

    (d) [ ] Investment Company registered under Section 8 of the Investment Company Act:

                   Not applicable

    (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940:

                   Not applicable

    (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund (SEE 13d-1(b)(1)(ii)(F)):

                   Not applicable

    (g) [X] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (SEE Item 7):

                   The TCW Group, Inc.
                   Robert Day (individual who may be deemed to control The TCW
                        Group, Inc. and other holders of the Sponsored ADR's of the issuer)

    (h)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H):

                   Not applicable.

                                                               Page 6 of 8 Pages

Item 4.  Ownership **

    THE TCW GROUP, INC.

         (a)  Amount beneficially owned: -0-

         (b)  Percent of class: 0.0%

         (c)  Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:
                        -0-

              (ii)  Shared power to vote or to direct the
              vote:   none.

              (iii) Sole power to dispose or direct the disposition of: -0-

              (iv) Shared power to dispose or to direct the disposition of: none.

    ROBERT DAY ***

         (a)  Amount beneficially owned: -0-

         (b)  Percent of class: 0.0%

         (c)  Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:
                        -0-

              (ii)  Shared power to vote or to direct the
              vote: none.

              (iii) Sole power to dispose or direct the disposition of: -0-


---------------
** The filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G. In addition, the filing of this
Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this
Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

***  Shares reported for Robert Day include shares reported for The TCW Group,
Inc.

                                                               Page 7 of 8 Pages


              (iv) Shared power to dispose or to direct the disposition of: none.

Item 5.  Ownership of Five Percent or Less of a Class.

              Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         SEE Exhibit A.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable. SEE Exhibits A and B.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certification.

    Because this statement is filed pursuant to Rule 13d-1(b), the following certification is included:


    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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                                                               Page 8 of 8 Pages


                                      SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 7th day of April, 1997.


                             The TCW Group, Inc.


                             By:  /s/ Mohan V. Phansalkar
                                  -----------------------
                                  Mohan V. Phansalkar
                                  Authorized Signatory



                             Robert Day


                             By:  /s/ Mohan V. Phansalkar
                                  -----------------------
                                  Mohan V. Phansalkar
                                  Under Power of Attorney dated January 30,
                                  1996, on File with Schedule 13G Amendment
                                  Number 1 for Matrix Service Co. dated January 30, 1996.